Calculation of Filing Fee Tables
S-8
HANMI FINANCIAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share	Other	500,000	$ 30.94	$ 15,470,000.00	0.0001381	$ 2,136.41
Total Offering Amounts:						$ 15,470,000.00		$ 2,136.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,136.41
Offering Note
[1]	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Hanmi Financial Corporation 2026 Employee Stock Purchase Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Hanmi Financial Corporation pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act")). Estimated solely for the purpose of computing the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based on the average of the high and low prices of the common stock of Hanmi Financial Corporation on June 17, 2026, as reported on the Nasdaq Stock Market LLC.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources